Exhibit 99.1

www.epelectric.com

July 28, 2020

El Paso Electric Declares Stub Period Dividend

El Paso, Texas — Today , the Board of Directors of El Paso Electric Company (NYSE:EE) declared a “stub period” dividend in an amount equal to $0.004505 per share of EE common stock (which reflects the most recent regular quarterly EE common stock dividend rate of $0.41 per share, divided by 91 days), multiplied by the number of days from and including June 17, 2020, the day after the record date for the most recent regular quarterly EE common stock dividend, to and including the closing date of EE’s previously announced acquisition by the Infrastructure Investments Fund (IIF), which is expected to occur on July 29, 2020, subject to the satisfaction of conditions to closing.

With the closing of the IIF acquisition, shares of EE common stock will cease to be traded on the NYSE.  The “stub period” dividend is payable to the holders of record of EE common stock as of the close of business on the last day that EE common stock is traded on the NYSE, which is expected to be July 29, 2020.

About El Paso Electric

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 436,200 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico.

Forward-Looking Statements
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include those statements regarding the expected closing date of the acquisition and the cessation of trading of shares of EPE common stock on the NYSE. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"). EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive and cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Public Relations Eddie Gutierrez | 915.543.5763 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com

Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com